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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of BrightStar Information Technology Group, Inc. on Form S-1 of our reports for Brian R. Blackmarr and Associates, Inc. dated December 19, 1997, Integrated Controls, Inc. dated February 9, 1998, Mindworks Professional Education Group, Inc. dated February 6, 1998, Software Consulting Services America, LLC dated February 16, 1998, Software Innovators, Inc. dated December 19, 1997, Zelo Group, Inc. dated February 16, 1998, and BIT Investors, LLC dated February 16, 1998, appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the heading of "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Dallas, Texas


April 13, 1998